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                                                                     EXHIBIT 5.1


                           [ROPES & GRAY LETTERHEAD]


                                 July __, 1999



CTC Communications Corp.
220 Bear Hill Road
Waltham, MA  02451

     Re:  CTC Communications Corp
          -----------------------

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of up to 4,025,000 shares of Common Stock, $.01 par value (the "Shares"), of CTC Communications Corp., a Massachusetts corporation (the "Company"). The Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company, the selling stockholders named therein and Lehman Brothers, Inc. and Credit Suisse First Boston as representatives of the underwriters named therein.

     We have acted as counsel for the Company in connection with the issue and sale by the Company and the selling stockholders of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of, compliance with or effect of Federal law or the law of any jurisdiction other than the Commonwealth of Massachusetts.

     Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized; (ii) the Shares to be received by the selling stockholders upon exercise of warrants, when issued upon exercise of such warrants in accordance with their terms, will be validly issued, fully paid and nonassessable; and
(iii) when issued and sold by the Company in accordance with the terms of the Underwriting Agreement, the Shares being sold by the Company will be validly issued, fully paid and nonassessable.
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CTC Communications Corp.               -2-                        July __, 1999

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters".

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                              Very truly yours,



                              Ropes & Gray